Exhibit 5.1

PARTNERSHIP CONSTITUEE SELON LE DROIT DE L’OHIO, USA

AVOCATS AU BARREAU DE PARIS

2, RUE SAINT-FLORENTIN • 75001 PARIS

TELEPHONE: (0)1.56.59.39.39 • FACSIMILE: (0)1.56.59.39.38 • TOQUE J 001

JONESDAY.COM

May 26, 2026

Nanobiotix S.A.
60, rue de Wattignies
75012 Paris, France

Re: 2,218,467 Ordinary Shares of Nanobiotix S.A., including 225,373 U.S. Offering Shares to be Delivered in the Form of 225,373 American Depositary Shares and 33,805 Option Shares to be Delivered in the Form of 33,805 American Depositary Shares, and 345,099 Pre-Funded Warrants

Ladies and Gentlemen:

We are acting as special French counsel for Nanobiotix S.A., a société anonyme incorporated in the Republic of France (the “Company”), in connection with the issuance and sale by the Company of (i) 2,184,662 shares (the “New Shares”) of the Company’s ordinary shares, €0.03 nominal value per share (the “Ordinary Shares”), including 225,373 Ordinary Shares to be delivered in the form of an aggregate of 225,373 American Depositary Shares (“ADSs”), each representing one Ordinary Share, (ii) 345,099 pre-funded warrants (bons de souscription d’actions pre-financés) of the Company (the “Pre-Funded Warrants”) to subscribe initially for 345,099 ordinary shares of the Company upon exercise (the “Warrant Shares”), and (iii) 33,805 additional ordinary shares (the “Option Shares”) to be delivered in the form of 33,805 ADSs pursuant to an Underwriting Agreement, dated as of May 21, 2026 (the “Underwriting Agreement”), by and between the Company and Jefferies LLC, Jefferies GmbH, TD Securities (USA) LLC, Stifel, Nicolaus & Company, Incorporated and Stifel Europe Securities SAS, acting as representatives of the several underwriters named therein.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that, as of the date hereof:

1.          The issuance of the New Shares, the Pre-Funded Warrants, the Warrant Shares and the Option Shares have been duly authorized.

2.          The New Shares and the Option Shares, when issued and delivered pursuant to the terms of the Underwriting Agreement against full payment of their subscription price, as provided in the Underwriting Agreement, as shall be acknowledged by the certificate of the depository (certificat du dépositaire) to be delivered by CIC Securities, will be validly issued, fully paid and non-assessable.

3.          The Pre-Funded Warrants, when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration therefor as provided therein, will constitute valid and binding obligations of the Company.

4.          The Warrant Shares, when issued upon exercise of the Pre-Funded Warrants pursuant to the terms of the Pre-Funded Warrants against payment of the exercise price therefor as provided in the Pre-Funded Warrants, will be validly issued, fully paid and non-assessable.

The term “non-assessable”, which has no recognized meaning in French law, for the purposes of this opinion means that no present or future holder of New Shares Warrant Shares and Option Shares will be subject to personal liability, by reason of being such a holder, for additional payments or calls for further funds by the Company or any other person after the issuance of the New Shares, the Warrant Shares and the Option Shares. The opinion expressed in paragraph 3 herein is subject to all applicable bankruptcy, insolvency, liquidation, reorganization, arrangement, moratorium and other laws relating to or affecting generally the enforcement of creditors’ rights and remedies.

In rendering the foregoing opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies.  We have also assumed that the resolutions authorizing the Company to issue, offer and sell the New Shares, the Pre-Funded Warrants, the Warrant Shares and the Option Shares as adopted by the combined ordinary and extraordinary meeting of shareholders and/or the supervisory board (conseil de surveillance) and/or management board (directoire) of the Company, as applicable, are accurately reflected in the minutes of such meetings provided to us, and remain in full force and effect.

As to facts material to the opinions and assumptions expressed herein, we have relied upon written statements and representations of officers of the Company and others. We are members of the Paris bar and this opinion is limited to the laws of the Republic of France as currently in effect. This opinion is subject to the sovereign power of the French courts to interpret agreements and assess the facts and circumstances of any adjudication. This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the Republic of France.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 6-K, filed on the date hereof by the Company and incorporated by reference into the registration statement on Form F-3 (File No. 333-285604) (the “Registration Statement”) filed by the Company to effect the registration of the New Shares, the Warrant Shares and the Option Shares under the Securities Act of 1933 (the “Act”), and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement and the final prospectus supplement, dated as of May 21, 2026, filed by the Company pursuant to Rule 424(b) under the Act on May 22, 2026, relating to the New Shares.  In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, /s/ Jones Day